Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Annual Report on Form 20-F of BitFuFu Inc. of our report dated April 25, 2024, relating to the consolidated balance sheets of BitFuFu Inc. as of December 31, 2023 and 2022, and the consolidated statement of comprehensive income, stockholders’ equity, and cash flows in each of the years for the three-year period ended December 31, 2023 and the related notes, which appears in this Annual Report.

We also consent to the reference of WWC, P.C., as an independent registered public accounting firm, as experts in matters of accounting.

San Mateo, California	WWC, P.C.
April 25, 2024	Certified Public Accountants
PCAOB ID: 1171